150403

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Withdrawal of Certificate of Designation

(PURSUANT TO NRS 78.1955(6))

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations
(Pursuant to NRS 78.1955(6))

1. Name of corporation:

ORBITAL TRACKING CORP.

2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock:

NOW THEREFORE, BE IT RESOLVED, that the elimination of each of the Series A convertible preferred stock, $0.0001 par value (the "Series A Preferred Stock") is hereby approved, ratified, confirmed and adopted; and be it

FURTHER RESOLVED, that the Certificate of Withdrawal of Certificate of Designation for the Series A Preferred Stock, effecting the elimination of the Series A Preferred Stock, be, and it hereby is, approved, ratified, confirmed and adopted.

3. No shares of the class or series of stock being withdrawn are outstanding.

4. Signature: (required)

X /s/ Theresa Carlise

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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